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                                                                    EXHIBIT 12.1
                                 KELLOGG COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

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

                                                       For the Six                   For the Year ended December 31,
                                                       Months Ended                  -------------------------------
                                                      June 30, 1998   1997       1996        1995        1994        1993
                                                      -------------   ----       ----        ----        ----        ----
Earnings Before Income Taxes and
Cumulative Effect of Accounting
Change...........................................      $  490.2    $  904.5     $ 859.9    $ 796.0    $1,130.0    $1,034.1
                                                       --------    --------     -------    -------    --------    --------
Fixed Charges:
   Interest Expense .............................          58.1       108.3        65.6       62.6        45.4        33.3
   Capitalized Interest .........................           3.1         9.6         3.8        7.2         6.9         7.1
   Portions of Rental Expense
      Representing Interest......................           6.4        12.9        12.6       10.7        12.5        15.0
                                                       --------    --------     -------    -------    --------    --------

Total Fixed Charges (B) .........................          67.6       130.8        82.0       80.5        64.8        55.4
Earnings Before Income Taxes, Cumulative Effect of
Accounting Changes and Fixed Charges (Excluding
Capitalized Interest) (A)........................      $  554.7    $1,025.7     $ 938.1    $ 869.3    $1,187.9    $1,082.4
Ratio of Earnings to Fixed
   Charges (A/B).................................           8.2x        7.8x       11.4x      10.8x       18.3x       19.5x
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